As filed with the Securities and Exchange Commission on May 23, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	76-0415919
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 Dallas Street, Suite 2300 Houston, Texas 77002
(Address of Principal Executive Offices) (Zip Code)

INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.
(Full title of the plan)
Marcus G. Bolinder
Associate General Counsel
Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
(713) 328-1000
(Name, address, and telephone number, including area code, of agent for service)
With Copies to:
Gene J. Oshman
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Fee
Common Stock (par value $0.01 per share)	3,577,500	$54.68	$195,617,700	$25,196

(1)
This price is estimated under Rule 457(c) and (h) solely to calculate the registration fee and is based on the average of the high and low prices of the Company’s Common Stock reported on the NASDAQ Global Select Market on May 16, 2014.

REGISTRATION OF ADDITIONAL SECURITIES
Pursuant to General Instruction E on Form S-8, Carrizo Oil & Gas, Inc. files this Registration Statement to register an additional 3,577,500 shares of Common Stock issuable under the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective as of May 15, 2014 (the “Plan”). At the annual meeting of shareholders on May 15, 2014, at the Board of Directors’ recommendation, the shareholders approved the amendment and restatement of the Plan which, among other things, increased the number of shares issuable under the Plan from 7,245,000 to 10,822,500. Carrizo Oil & Gas, Inc. incorporates by reference in this Registration Statement its previous registration statements (Nos. 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 relating to the Plan.
EXPERTS
The consolidated financial statements of Carrizo Oil & Gas, Inc. as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The letter report of Ryder Scott Company, L.P., as independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, has been incorporated by reference into this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 23, 2014.

CARRIZO OIL & GAS, INC. (Registrant)

By:	/s/ Paul F. Boling
Paul F. Boling
Chief Financial Officer, Vice President, Secretary and Treasurer
Each person whose signature appears below appoints S.P. Johnson IV, Paul F. Boling, and Gerald A. Morton, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 23, 2014.

Signature	Title

/s/ S.P. Johnson IV	President, Chief Executive Officer and Director (Principal Executive Officer)
S.P. Johnson IV

/s/ Paul F. Boling	Chief Financial Officer, Vice President, Secretary and Treasurer (Principal Financial Officer)
Paul F. Boling

/s/ David L. Pitts	Vice President and Chief Accounting Officer (Principal Accounting Officer)
David L. Pitts

/s/ Steven A. Webster	Chairman of the Board
Steven A. Webster

/s/ Thomas L. Carter, Jr.	Director
Thomas L. Carter, Jr.

/s/ Robert F. Fulton	Director
Robert F. Fulton

/s/ F. Gardner Parker	Director
F. Gardner Parker

/s/ Roger A. Ramsey	Director
Roger A. Ramsey

/s/ Frank A. Wojtek	Director
Frank A. Wojtek

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
3.1	—	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
3.2	—	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 25, 2008).
3.3	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 3, 2008).
4.1	—	Form of certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-29187)).
4.2	—
Amended and Restated Incentive Plan of Carrizo Oil & Gas, Inc. effective as of May 15, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 16, 2014).

*5.1	—	Opinion of Baker Botts L.L.P.
*23.1	—	Consent of KPMG LLP
*23.2	—	Consent of Ryder Scott Company, L.P.
*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
*24.1	—	Power of Attorney (included on the signature page).

* Filed herewith.